Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Toppoint Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(2)
Equity	Common stock, par value $0.0001 per share, reserved for issuance pursuant awards under the Registrant’s 2022 Equity Incentive Plan (the “2022 Plan”)	Rule 457(c) and Rule 457(h)	2,250,000	$4	$9,000,000	0.0001531	$1,378
Total Offering Amount:					$9,000,000		$1,378
Total Fee Offsets(3):							$0
Net Fee Due:							$1,378

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional common stock of the Registrant that become issuable under the 2022 Plan in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the Registrant’s receipt of consideration that increases the number of the outstanding common stock of the Registrant. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act based on the initial public offering price per share of common stock of $4.00 per share as set forth in the Registrant’s prospectus filed with the Securities and Exchange Commission on January 22, 2025 pursuant to Rule 424(b) of the Securities Act.

(3)	The Registrant does not have any fee offsets.